Valley Forge Life Insurance Company

A Stock Company

Executive Office:                                    Home Office:
CNA Plaza                                            401 Penn St.
Chicago, Illinois  60685                             Reading, Pennsylvania 19601



                        ENHANCED DEATH BENEFIT III RIDER

This rider forms a part of the contract to which it is attached. The charge for the rider is as shown on the contract data page.

The Minimum Guaranteed Death Benefit provision is deleted and replaced by the following:

Before the 85th birthday of the older of the owner or joint owner during the accumulation period, the enhanced death benefit is equal to the greatest of:

(a)  The contract value;

(b) Sum of all purchase payments less all withdrawals, contract maintenance charges and any tax charges;

(c) The highest contract value on any contract anniversary, increased by the sum of all purchase payments received since that anniversary, less the sum of all withdrawals, maintenance charges and any tax charges since that contract anniversary; or

(d) The sum of all purchase payments, less the sum of withdrawals and any charges, plus interest credited on a daily basis until the date of death or until age 85 at the annual rate shown on the contract data page. The death benefit determined as a result of this rider shall never be more than two
     (2) times the result produced in (b) above.


After the 85th birthday of the older of the owner or joint owner during the accumulation period, the enhanced death benefit is equal to the greatest of (a),
(b), (c) or (d), except that the values under (c) and (d) above will be as of the 85th birthday of the older of the owner or joint owner.

There will be no charges deducted for this rider after the older of the owner or joint owner attains age 85.

If the owner is not a natural person, the person whose life is measured is the annuitant.

You may terminate this rider at any time. Once terminated it may not be added at a later date.

Signed for the Company at its Executive Offices in Chicago, Illinois on the contract date.